Exhibit 10.1

FIFTH AMENDMENT TO LOAN DOCUMENTS

THIS FIFTH AMENDMENT TO LOAN DOCUMENTS is made and entered into as of May 10, 2016 by and between the Ohio Air Quality Development Authority ("Authority") of the State of Ohio (the "State"), and SCI Engineered Materials, Inc., an Ohio Corporation (the "Company"), under the circumstances summarized in the following recitals and pursuant to Authority Resolution 16A07 of same date.

WHEREAS, the Company executed Loan Documents with the Authority on February 8, 2011 and with the meaning to include “all documents, instruments and agreements delivered to or required by the Authority to evidence or secure the Loan, including this [Loan] Agreement, as required by the Commitment and this [Loan] Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time” as set forth in the Loan Agreement;

WHEREAS, the Company has experienced certain slowness in market demand from its solar industry products, causing greater investment in new product development and marketing costs. Hence, the market has impacted the financial results so although the Company is in compliance with a financial ratio at March 31, 2016, it anticipates possible noncompliance of the Debt Service Coverage at June 30, 2016 and thereafter. The Company requests waiver of the Debt Service Coverage ratio through the remaining term of the loan expiring March 31, 2018.

NOW, THEREFORE, in consideration of the premises and the representations and agreements hereinafter contained, the Authority and the Company agree as follows:

AMEND Section 4.3 (e) Financial Covenants of the Loan Agreement so that (ii) Debt Service Coverage requirement is waived for all remaining quarters of the loan beginning with the quarter ending June 30, 2016.

This Fifth Amendment to Loan Documents and the Loan Documents embody the entire agreement and understanding between the Authority and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date hereinbefore written.

OHIO AIR QUALITY DEVELOPMENT AUTHORITY

By: /s/ Chadwick Smith
Chadwick Smith
Title: Executive Director

SCI ENGINEERED MATERIALS, INC., AN OHIO CORPORATION

By: /s/ Daniel Rooney
Title: President and CEO